EXHIBIT "99.1"

NEWS RELEASE	**Contact:**
FOR IMMEDIATE RELEASE	New Concept Energy Inc. Investor Relations Gene Bertcher, (800) 400-6407 info@newconceptenergy.com

New Concept Energy, Inc. Reports Second Quarter 2018 Results

Dallas (August 13, 2018) – New Concept Energy, Inc. (NYSE MKT: GBR), (the "Company" or "NCE") a Dallas-based oil and gas company, today reported a net loss from continuing operations for the three months ended June 30, 2018 of $174,000 or ($0.07) per share, compared to net loss from continuing operations of $124,000 or ($0.06) per share for the three months ended June 30, 2017.

For the three months ended June 30, 2018, the Company recorded oil and gas revenues of $173, 000 as compared to $243 000 for the comparable period of 2017. The decrease was principally due to a decrease in the rate the Company received for the sale of its natural gas. In April 2018 a long term rate agreement expired and the price the Company received for its gas reverted to the existing market price which was less than the rate in the expired agreement.

For the three months ended June 30, 2018, the Company recorded oil and gas operating expenses of $239, 000 as compared to $256,000 for the comparable period of 2017. The decrease was due to overall decrease in general operating expenses.

For the three months ended June 30, 2018, corporate general & administrative expenses were $108, 000 as compared to $122,000 for the comparable periods in 2017. The decrease was due to a decrease in payroll expenses as well as other administrative costs.

Contact: New Concept Energy, Inc.
Gene Bertcher, (800) 400-6407
info@newconceptenergy.com

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)
(amounts in thousands)

		June 30, 2018		December 31, 2017
Assets				
Current assets				
Cash and cash equivalents	$	278	$	419
Accounts receivable from oil and gas sales		45		67
Other current assets		47		36
Total current assets		370		522
Oil and natural gas properties (full cost accounting method)				
Proved developed and undeveloped oil and gas properties, net of depletion		2,620		2,721
Property and equipment, net of depreciation				
Land, buildings and equipment - oil and gas operations		636		661
Total property and equipment		636		661
Other assets (including $124 due from related parties in 2015)		268		301
Total assets	$	3,894	$	4,205

NEW CONCEPT ENERGY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS - CONTINUED
(unaudited)
(amounts in thousands, except share amounts)

	June 30, 2018	December 31, 2017
Liabilities and stockholders' equity		
Current liabilities		
Accounts payable (includes $277 and $412 due to related parties in 2018 & 2017	$ 306	$ 446
Accrued expenses	32	29
Current portion of long term debt	58	81
Total current liabilities	396	556
Long-term debt		
Notes payable less current portion	229	243
Asset retirement obligation	2,770	2,770
Total liabilities	3,395	3,569
Stockholders' equity		
Preferred stock, Series B	1	1
Common stock, $.01 par value; authorized, 100,000,000 shares; issued and outstanding, 2,131,935 shares at June 30, 2018 and December 31, 2017	22	21
Additional paid-in capital	59,170	59,000
Accumulated deficit	(58,694)	(58,386)
Total Shareholder Equity	499	636
Total liabilities & equity	$ 3,894	$ 4,205

NEW CONCEPT ENERGY, INC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(amounts in thousands, except per share data)

	For the Three Months ended June		For the Six Months ended June 30,	
	2018	2017	2018	2017
Revenue				
Oil and gas operations, net of royalties	$ 173	$ 243	$ 377	$ 438
Operating expenses				
Oil and gas operations	239	256	514	512
Corporate general and administrative	108	122	183	222
Total Operating Expenses	347	378	697	734
Operating earnings (loss)	(174)	(135)	(320)	(296)
Other income (expense)				
Interest income	4	11	11	15
Interest expense	(5)	(6)	(11)	(13)
Other income (expense)	1	6	12	(2)
	0	11	12	0
Loss from continuing operations	(174)	(124)	(308)	(296)
Earnings (loss) from discontinued operations	0	(11)	0	2
Net income (loss) applicable to common shares	$ (174)	$ (135)	$ (308)	$ (294)
Net income (loss) per common share-basic and diluted	$ (0.08)	$ (0.07)	$ (0.14)	$ (0.15)
Weighted average common and equivalent shares outstanding - basic	2,132	1,947	2,132	1,947